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                                                                     EXHIBIT 5.1


                [SLIVKA ROBINSON WATERS & O'DORISIO LETTERHEAD]






                                 June 27, 1997



Phoenix Network, Inc.
1687 Cole Boulevard
Golden, CO  80401

         Re:     Registration Statement on Form S-3, File No. 333-26271

Ladies and Gentlemen:

         We have acted as counsel to Phoenix Network, Inc., a Delaware corporation (the "Corporation"), in connection with the preparation and filing of the Registration Statement on Form S-3, File No. 333-26271, with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"), pertaining to the registration by the Corporation of shares (the "Shares") of its Common Stock (the "Common Stock"), par value $.001 per share, described on the cover page of such Registration Statement. Terms not otherwise defined herein shall have the same meaning ascribed to them in the Registration Statement or the Accord (hereinafter defined).

         This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this Opinion Letter is subject to and should be read in conjunction therewith. The law covered by the opinions expressed herein is limited to the Laws of the State of Delaware for the limited purpose of the organization, power and authority of corporations and the Laws of the State of Colorado and the United States of America. In addition, as to any facts material to this opinion, we have relied, among other sources listed in the Accord, on factual representations made by the Corporation in the Registration Statement.

         Based on the foregoing, we are of the opinion that:

         1. The Corporation (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (b) has requisite corporate power and authority to carry on its business as described in the Registration Statement.
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Phoenix Network, Inc.
June 27, 1997
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         2.      The shares of Common Stock to be issued pursuant to the
Warrants have been duly and validly authorized for issuance and, when delivered by authorized officers of the Corporation pursuant to the Warrants, such shares will be validly issued, fully paid and non-assessable. The currently outstanding Shares of Common Stock being registered for resale pursuant to the Registration Statement have been duly and validly issued to the Selling Stockholders and such Shares are fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the section entitled "Legal Matters" in the Registration Statement.

         The opinions set forth above are subject to the General Qualifications and are provided to you and may be relied upon by you only in connection with the Registration Statement and as legal opinions only and not as a guarantee or warranty of the matters discussed herein.

         This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.


                                    Very truly yours,

                                    /s/ Slivka Robinson Waters & O'Dorisio, P.C.
                                    SLIVKA ROBINSON WATERS & O'DORISIO, P.C.